EXHIBIT F
August 25, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  SEC File No. 70-9697

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel for The Connecticut Light and Power Company ("CL&P"), Western Massachusetts Electric Company ("WMECO"), and Public Service Company of New Hampshire ("PSNH" and, together with CL&P and WMECO, each a "Utility" and collectively the "Utilities"), subsidiaries of NU who are parties to the Application/Declaration, as amended, on Form U-1 in File No. 70-9697 (the "Application") in connection with the Utilities' filing on June 15, 2000 with the Securities and Exchange Commission (the "Commission"). In the Application, the Utilities seek the approval of the Commission for the following proposed transactions that are described therein (the "Proposed Transactions"): (a) the formation of several new subsidiaries, which are expected to be limited liability companies (each a special purpose entity, or "SPE"); (b) the acquisition by each Utility of the equity interests in one or more SPEs; (c) the issuance by the SPEs of RRBs or other related debt instruments and the sale of such RRBs or other instruments either to investors or to a special purpose trust created by one or more agencies of the relevant state; and (d) the entry by each of the Utilities into servicing agreements and administration agreements with the SPEs. Capitalized terms used herein and not otherwise defined are used as defined in the Application.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, the Application and the exhibits thereto, originals or copies certified to my satisfaction of such corporate records of the Utilities, certificates of public officials and of officers of the Utilities, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the State of Connecticut, the Commonwealth of Massachusetts and the State of New Hampshire and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut, the bar of the Commonwealth of Massachusetts, or the bar of the State of New Hampshire, and do not hold myself out as an expert in the laws of such States and Commonwealth. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth. In expressing opinions about matters governed by the laws of the State of New Hampshire, I have consulted with counsel who are employed by NUSCO and are members of the bar of such State.

I have assumed that the Proposed Transactions are carried out in conformity with the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Application (including, without limitation, pursuant to Financing Orders issued by the applicable state commissions), I am of the opinion that, when the Commission shall have entered an order forthwith granting the Application:

(a) All State laws applicable to the to the Proposed Transactions will have been complied with;

(b) Each SPE formed pursuant to the Proposed Transactions will be validly organized and duly existing;

(c) Any RRBs or SPE Debt Securities issued by any SPE as contemplated in the Application will be valid and binding obligations of such SPE in accordance with their terms;

(d) Each SPE formed pursuant to the Proposed Transactions will legally acquire RRB Property from a Utility;

(e) Each Utility that forms an SPE pursuant to the Proposed
Transactions will legally acquire the equity interests in such SPE;
and

(f) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities issued by the Utilities or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,

/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel










JCM Opinion.doc Original Filename:
C:\NRPORTBL\HARTFORD\wasserr\41123504.4
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JCM Opinion.doc  Original Filename:
C:\NRPORTBL\HARTFORD\wasserr\41123504.4
August 25, 2000 3:05 PM